As filed with the Securities and Exchange Commission on January 12, 2004

Registration No. 333-110304

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TIBCO SOFTWARE INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0449727
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3303 Hillview Avenue

Palo Alto, California 94304

(650) 846-1000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Vivek Y. Ranadivé

President and Chief Executive Officer

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, California 94304

(650) 846-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini, Esq. Brian C. Erb, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Jeffrey J. Weinberg, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registrant’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on November 6, 2003, as amended, is being filed solely for the purpose of amending Exhibit 99.1 to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS.

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses, other than underwriting discounts and commissions, and other costs relating to the sale of the common stock being registered payable by the registrant, TIBCO Software Inc. (“TIBCO” or the “Company”). In connection with the Registration and Repurchase Agreement dated as of October 7, 2003 between TIBCO and Reuters Limited (“Reuters”), a principal stockholder of the Company (Exhibit 4.3 hereto), Reuters has agreed to reimburse TIBCO for certain costs and expenses related to the filing of this registration statement and certain offerings made hereunder. Specifically, Reuters will reimburse TIBCO for the Securities and Exchange Commission registration fee, printing expenses, expenses of complying with state securities or Blue Sky laws and the expenses of listing the shares covered hereby on the Nasdaq Stock Market. In addition, Reuters has agreed to reimburse TIBCO for the fees and expenses of legal counsel and independent accountants in an amount not to exceed $200,000. Furthermore, Reuters has agreed to reimburse TIBCO for certain expenses in connection with offerings to be made from time to time pursuant to the registration statement. All amounts are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$30,781
Printing expenses	$50,000
Legal fees and expenses	$100,000
Accounting fees and expenses	$100,000

Total	$280,871

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “General Corporation Law”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

Article Nine of TIBCO’s amended and restated certificate of incorporation provides that TIBCO may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of TIBCO or any predecessor of TIBCO or serves or served at any other enterprise as a director, officer, employee or agent at the request of TIBCO or any predecessor of TIBCO.

Article VI of TIBCO’s bylaws provides that all officers and directors acting on behalf of TIBCO shall be indemnified to the fullest extent authorized by the General Corporation Law against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of TIBCO. In addition, TIBCO may, to the extent and in the manner permitted by the General Corporation Law, indemnify each of its employees or agents against such expenses.

TIBCO’s directors and executive officers are covered by insurance maintained by TIBCO against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933. In addition, TIBCO has entered into agreements with its directors and certain officers providing indemnification of such directors and officers by TIBCO to the fullest extent permitted by law, subject to certain limited exceptions.

The Registration and Repurchase Agreement (Exhibit 4.3 hereto) provides for indemnification of Reuters by TIBCO, and for indemnification of TIBCO by Reuters, with regard to certain liabilities arising under the Securities Act of 1933 or other federal or state law.

ITEM 16.	EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description

4.1(1)	Form of Registrant’s Common Stock certificate.

4.2(2)	Third Amended and Restated Stockholders Agreement dated as of July 13, 1999, among Reuters Nederland B.V., Reuters Limited, Cisco Systems, Inc., Mayfield IX, Mayfield Associates Fund III, Vivek Ranadivé and the Registrant.

4.3*	Registration and Repurchase Agreement dated October 7, 2003, between Reuters Limited and the Registrant.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in exhibit 5.1).

23.3*	Consent of KPMG, LLP, Independent Accountants.

24.1*	Power of Attorney of certain directors and officers of the Registrant.

99.1†	Second Amended and Restated License, Maintenance and Distribution Agreement dated as of October 1, 2003 between Reuters Limited and the Registrant.

*	Previously filed.
†	Confidential treatment has been requested for certain portions of this exhibit. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.
(1)	This exhibit is incorporated by reference to the Registrant’s Registration Statement File No. 333-78195, filed with the Securities and Exchange Commission on June 18, 1999.
(2)	This exhibit is incorporated by reference to the Registrant’s Registration Statement File No. 333-31358, filed with the Securities and Exchange Commission on February 29, 2000.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Regstrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on January 12, 2004.

TIBCO SOFTWARE INC.

By:	/s/ VIVEK Y. RANADIVÉ

Name: Vivek Y. Ranadivé Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VIVEK Y. RANADIVÉ Vivek Y. Ranadivé	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	January 12, 2004

/s/ CHRISTOPHER G. O’MEARA Christopher G. O’Meara	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	January 12, 2004

* Marcia Gutierrez	Director of Accounting (Principal Accounting Officer)	January 12, 2004

* Naren Gupta	Director	January 12, 2004

* Peter Job	Director	January 12, 2004

* William A. Owens	Director	January 12, 2004

* Philip Wood	Director	January 12, 2004

*By:	/s/ CHRISTOPHER G. O’MEARA
Christopher G. O’Meara Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description

4.1	(1)	Form of Registrant’s Common Stock certificate.

4.2	(2)	Third Amended and Restated Stockholders Agreement dated as of July 13, 1999, among Reuters Nederland B.V., Reuters Limited, Cisco Systems, Inc., Mayfield IX, Mayfield Associates Fund III, Vivek Ranadivé and the Registrant.

4.3	*	Registration and Repurchase Agreement dated October 7, 2003, between Reuters Limited and the Registrant.

5.1	*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	*	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in exhibit 5.1).

23.3	*	Consent of KPMG, LLP, Independent Accountants.

24.1	*	Power of Attorney of certain directors and officers of the Registrant.

99.1†		Second Amended and Restated License, Maintenance and Distribution Agreement dated as of October 1, 2003 between Reuters Limited and the Registrant.

*	Previously filed.
†	Confidential treatment has been requested for certain portions of this exhibit. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.
(1)	This exhibit is incorporated by reference to the Registrant’s Registration Statement File No. 333-78195, filed with the Securities and Exchange Commission on June 18, 1999.
(2)	This exhibit is incorporated by reference to the Registrant’s Registration Statement File No. 333-31358, filed with the Securities and Exchange Commission on February 29, 2000.